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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                         STERIGENICS INTERNATIONAL, INC.


                    (PURSUANT TO SECTIONS 242 AND 245 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE)



               SteriGenics International, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"),

               DOES HEREBY CERTIFY:

               FIRST: That the name of this corporation is SteriGenics International, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on May 29, 1997 under the name SteriGenics International, Inc.

               SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

               RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

                                    ARTICLE I

               The name of this corporation is SteriGenics International, Inc.

                                   ARTICLE II

               The address of the registered office of this corporation in the State of Delaware is 15 East North Street, in the City of Dover, County of Kent. The name of its registered agent at such address is Incorporating Services, Ltd.

                                  ARTICLE III

               The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.




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                                   ARTICLE IV

               The Corporation is authorized to issue two classes of shares to be designated respectively "Preferred Stock" and "Common Stock." The total number of shares of Preferred Stock authorized is 5,000,000. The total number of shares of Common Stock authorized is 20,000,000. All the shares of Common Stock and Preferred Stock shall be without par value.

               The shares of Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. The Board of Directors is authorized, subject to Section B(6) hereof and any other rights of any outstanding series of Preferred Stock, to determine or alter any or all of the rights, preferences, privileges and restrictions to or imposed upon any wholly unissued series of the shares of Preferred Stock, and to fix or alter the number of shares comprising any such series and the designation thereof, or any of them, and to provide for rights and terms of redemption or conversion of the shares of any such series.

               The first series of Preferred Stock shall be comprised of 100,000 shares designated as "Series A Preferred Stock." The second series of Preferred Stock shall be comprised of 1,000,000 shares designated as "Series B Preferred Stock." The third series of Preferred Stock shall be comprised of 772,728 shares designated as "Series C Preferred Stock." All outstanding shares of "Preferred Stock, Class A" shall hereinafter be known as and shall have the rights of the "Series A Preferred Stock" and all outstanding shares of "Preferred Stock, Class B" shall hereinafter be known as and shall have the rights of the "Series B Preferred Stock." The Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock are hereinafter referred to collectively as the "Preferred Stock."

               A. SERIES A PREFERRED STOCK. The rights, preferences, restrictions and other matters relating to the Series A Preferred Stock are as follows:

                     1. DIVIDENDS AND DISTRIBUTIONS. The holders of the outstanding Series A Preferred Stock shall be entitled to receive in any fiscal year, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, dividends in cash at the rate of Ten Dollars ($10.00) per share of Series A Preferred Stock before any dividend is declared or paid on shares of Series B Preferred Stock, Series C Preferred Stock or Common Stock. Such dividends may be payable quarterly or otherwise as the Board of Directors may from time to time determine. Dividends may be declared and paid upon shares of Series B Preferred Stock, Series C Preferred Stock and Common Stock in any fiscal year of the Corporation only if dividends shall have been paid or declared and set apart upon all shares of Series A Preferred Stock at the annual rates set forth herein for each quarter of such fiscal year of the Corporation including the quarter in which such dividends upon shares of Series B Preferred Stock, Series C Preferred Stock and Common Stock are declared. The right to such dividends on shares of Series A Preferred Stock shall not be cumulative and no right shall accrue to holders of shares of Series A Preferred Stock by reason of the fact that dividends on such shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue interest.

                     2. PREFERENCE ON LIQUIDATION. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any amount is paid to


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the holders of the Series B Preferred Stock, the Series C Preferred Stock or the
Common Stock, the holders of each share of Series A Preferred Stock shall receive an amount equal to One Hundred Dollars ($100.00) per share plus all accrued and unpaid dividends thereon. After such payment to each holder of Series A Preferred Stock, the remaining assets and funds of the Corporation shall be divided and distributed among the holders of the Series B Preferred Stock, the Series C Preferred Stock and the Common Stock pursuant to Section
B(2) of this Article IV.

                     3. VOTING RIGHTS. Except as otherwise provided by this Corporation's Certificate of Incorporation or by law, the holders of the Series A Preferred Stock shall have no voting rights, and the holders of the Series B Preferred Stock, the Series C Preferred Stock and the Common Stock shall have exclusive voting rights and powers of the stockholders of the Corporation, including the exclusive right to notice of stockholders' meetings.

                     4. AMENDMENTS. So long as any shares of Series A Preferred Stock are issued and outstanding, the Corporation shall not, without the affirmative vote or written consent of the holders of at least two-thirds (2/3) of such shares, alter or amend any rights, privileges, or preferences granted such shares herein or create any other class of shares with rights which are, in any respect, equal to or more advantageous to the stockholder than the rights set forth herein.

                     5. REDEMPTION.

                             (a) REDEMPTION OBLIGATION. Upon (i) any
acquisition, consolidation or merger of this Corporation with or into any other corporation or corporations in which the stockholders of the Corporation immediately prior to such transaction own less than 50% of the surviving or acquiring corporation or corporations immediately after such transaction or (ii) any sale of all or substantially all of the assets of the Corporation (the effective date of such consolidation, merger, reorganization or sale hereafter shall be referred to as "Redemption Date") the Corporation shall have the right and obligation to redeem on the terms set forth in Section A(5)(b) one hundred percent (100%) of the Series A Preferred Stock, held by each holder of Series A Preferred Stock, on the Redemption Date.

                             (b) TERMS OF REDEMPTION. Redemption pursuant to
this Section A(5) shall be for a price of One Hundred Dollars ($100.00) per share. Redemptions pursuant to this Section A(5) shall be made by cash payments to the redeemed stockholder on the Redemption Date.

                             (c) RATABLE REDEMPTION. If funds are not legally
available to the Corporation for making a redemption payment when due, the Corporation shall make the maximum payment it is able to lawfully make, and it shall, thereafter, from time to time, as soon as funds are legally available, make those payments in redemption as required pursuant to this Section A(5). Any partial payment shall be effected ratably to all holders of Series A Preferred Stock offered to the Corporation for redemption pursuant to written notice timely delivered to the Secretary of the Corporation. The redemption requirements provided hereby shall be continuous, so that if on any Redemption Date such requirements shall not be fully discharged, without


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further action by any holder of Series A Preferred Stock funds legally available shall be applied therefor until such requirements are fully discharged.

                             (d) NOTICE. The Corporation shall give written
notice at least fifteen (15) days prior to the Redemption Date of its intention to redeem Series A Preferred Stock to each holder thereof, such notice to be addressed to each holder at the address as it appears on the stock transfer books of the Corporation and to specify the date of redemption and the number of shares to be redeemed. On or after the date of redemption, unless postponed or waived as provided below, each holder of Series A Preferred Stock shall surrender his certificate for the number of shares to be redeemed as stated in the notice provided by the Corporation. If less than all the shares represented by such certificates are to be redeemed, the Corporation shall issue a new certificate for the unredeemed shares.

                             (e) WAIVER OR POSTPONEMENT. Notwithstanding the
foregoing, the holders of fifty-one percent (51%) or more of the total number of outstanding shares of Series A Preferred Stock, as a group, shall have the right to postpone the above Redemption Date for a period of six (6) months, or waive the obligation of the Corporation to redeem any shares of Series A Preferred Stock by written notice given to the Corporation at least five (5) days prior to the scheduled Redemption Date. The Corporation shall not redeem the shares of Series A Preferred Stock of any holder of Series A Preferred Stock until the rescheduled Redemption Date, if any. The holders of Series A Preferred Stock shall have the right to postpone or waive in the manner provided above the obligation of the Corporation to redeem shares each time the Corporation gives notice of redemption. In the event the holders of Series A Preferred Stock shall postpone or waive the obligation of the Corporation to redeem their shares of Series A Preferred Stock in the manner provided above, the Corporation shall be deemed to postpone or waive its right to redeem the shares of Series A Preferred Stock.

                       6. CONVERSION RIGHTS. The holders of Series A Preferred Stock shall have no conversion rights.

                       7. EFFECT OF EXCHANGE OR ACQUISITION BY CORPORATION. Upon any acquisition of outstanding shares of Series A Preferred Stock by the Corporation by way of conversion to another class or series or otherwise, the shares of Series A Preferred Stock which are so acquired shall not be reissued and, upon such acquisition, the number of authorized shares of the Series A Preferred Stock shall be reduced by the number of shares so acquired.

               B. SERIES B AND SERIES C PREFERRED STOCK. The rights, preferences, restrictions and other matters relating to the Series B and Series C Preferred Stock are as follows. The rights of the Series A Preferred Stock as set forth in Sections A(1), A(2) and A(5) shall be prior and in preference to the rights of the Series B and Series C Preferred Stock as set forth in Sections B(1) and B(2).

                       1. DIVIDENDS.

                             (a) SERIES B PREFERRED STOCK. The holders of
outstanding Series B Preferred Stock shall be entitled to receive in any fiscal year, when and as declared by


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the Board of Directors, out of any assets at the time legally available therefor, dividends in cash at the rate of $0.50 per share of Series B Preferred Stock per annum, as adjusted for any reorganizations or stock splits, distributions or dividends with respect to such shares, before any dividend is paid on shares of the Series C Preferred Stock or Common Stock. Such dividends may be payable quarterly or otherwise as the Board of Directors may from time to time determine. The Board of Directors shall make no distributions to the holders of the Series C Preferred Stock or Common Stock in any fiscal year unless and until dividends shall have been paid to or declared and set apart upon the Series B Preferred Stock at the rate per annum set forth above for each quarter of such fiscal year, including the quarter in which such dividends upon the Series C Preferred Stock or Common Stock are declared. The right to such dividends on the Series B Preferred Stock shall not be cumulative and no rights shall accrue to holders of the Series B Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior year, nor shall any undeclared or unpaid dividends bear or accrue interest.

                             (b) SERIES C PREFERRED STOCK. The holders of
outstanding Series C Preferred Stock shall be entitled to receive in any fiscal year, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, dividends in cash at the rate of $1.10 per share of Series C Preferred Stock per annum, as adjusted for any reorganizations or stock splits, distributions or dividends with respect to such shares, before any dividend is paid on shares of Common Stock. Such dividends may be payable quarterly or otherwise as the Board of Directors may from time to time determine. The Board of Directors shall make no distributions to the holders of Common Stock in any fiscal year unless and until dividends shall have been paid to or declared and set apart upon the Series C Preferred Stock at the rate per annum set forth above for each quarter of such fiscal year, including the quarter in which such dividends upon Common Stock are declared. The right to such dividends on the Series C Preferred Stock shall not be cumulative and no rights shall accrue to holders of the Series C Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior year, nor shall any undeclared or unpaid dividends bear or accrue interest.

                             (c) COMMON STOCK. Any dividends, other than those
paid to or declared and set apart upon the Preferred Stock, shall be distributed ratably among the holders of Common Stock and the holders of the Series B and Series C Preferred Stock on an as-converted basis.

                      2. PREFERENCE ON LIQUIDATION.

                             (a) MANNER OF DISTRIBUTION ON LIQUIDATION. In the
event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, distributions to the holders of the Series B Preferred Stock, the Series C Preferred Stock and the Common Stock of the Corporation shall be made in the following manner:

                                    (i) Following the distribution to the
holders of Series A Preferred Stock pursuant to Section A(2) or A(5), as the case may be, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Series C Preferred Stock or the


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holders of the Common Stock by reason of their ownership of such stock, $5.00 per outstanding share of Series B Preferred Stock, as adjusted for any splits, combinations, consolidations or stock distributions or dividends with respect to such shares and, in addition, an amount equal to all accrued or declared but unpaid dividends on such shares of Series B Preferred Stock as provided in Section B(1) hereof. If the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then, following the distribution to the holders of Series A Preferred Stock of all amounts due to them pursuant to Section A(2) or A(5), as the case may be, the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series B Preferred Stock in proportion to their aggregate liquidation preferences.

                                    (ii) Following the distribution to the
holders of Series A and Series B Preferred Stock pursuant to Section A(2) or A(5), as the case may be, and Section B(2)(a)(i), respectively, the holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, $11.00 per outstanding share of Series C Preferred Stock, as adjusted for any splits, combinations, consolidations or stock distributions or dividends with respect to such shares and, in addition, an amount equal to all accrued or declared but unpaid dividends on such shares of Series C Preferred Stock as provided in Section B(1) hereof. If the assets and funds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the preferential amount, then, following the distribution to the holders of Series A and Series B Preferred Stock of all amounts due to them pursuant to Section A(2) or A(5), as the case may be, and Section B(2)(a)(i), respectively, the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series C Preferred Stock in proportion to their aggregate liquidation preferences.

                                    (iii) The holders of Common Stock shall be
entitled to receive, following the distribution to the holders of Series A, Series B and Series C Preferred Stock pursuant to Section A(2) or Section A(5), as the case may be, Section B(2)(a)(i) and Section B(2)(a)(ii), respectively, the amount of $5.00 per share for each share of Common Stock, adjusted for any splits, combinations, consolidations or stock distributions or dividends with respect to such shares, and, in addition, an amount equal to all declared but unpaid dividends on the Common Stock. If the assets and funds thus distributed among the holders of Common Stock shall be insufficient to permit the payment to such holders of the full aforesaid amount, then the entire remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Common Stock in proportion to the shares of Common Stock then held by them.

                                    (iv) The remaining assets of the
Corporation, after payment in full to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Common Stock of all amounts exclusively payable on or with respect to said shares, shall be distributed ratably among the holders of the Common Stock and the holders of the Series B and Series C Preferred Stock on an as-converted basis.


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                             (b) CHANGES IN CONTROL. The effectuation by the
Corporation of (i) an acquisition, consolidation or merger of this Corporation with or into any other corporation or corporations unless the stockholders of the Corporation prior to such transaction directly or indirectly control the surviving or acquiring corporation or corporations, or (ii) the sale, transfer or other disposition of all or substantially all of the assets of this Corporation to a person other than a corporation or partnership controlled by the Corporation or its stockholders, or (iii) a transaction or series of related transactions in which more than 50% of the outstanding voting power of the Corporation is disposed of, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section B(2). Notwithstanding the foregoing, any transaction in which the holders of the Company's Series C Preferred Stock receive securities of another corporation in exchange for such shares of Series C Preferred Stock, and the value of the securities received by such holders is equal to or greater than the sum of (A) the liquidation preference of the Series C Preferred Stock as set forth in this Section B(2), and (B) the interest on the aggregate value of such shares at the prime lending rate at the time of such transaction as reported by Bank of America, N.T. & S.A., compounded for each year or portion of a year that such shares of Series C Preferred Stock were outstanding prior to such transaction, then such transaction shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section B(2).

                             (c) NOTICE. In the event the Corporation shall
propose to take any action of the types described in Section B(2)(a) or (b) hereof, the Corporation shall, within ten (10) days after the date the Board of Directors approves such action, or twenty (20) days prior to any stockholders' meeting called to approve such action, whichever is earlier, give each holder of shares of Series B and Series C Preferred Stock initial written notice of the proposed action. Such initial written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of shares of Series B Preferred Stock, Series C Preferred Stock and Common Stock upon consummation of the proposed action and the proposed date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of shares of Series B and Series C Preferred Stock of such material change. Failure to give any such notice shall not in any way affect the validity of any such action.

                             (d) WAITING PERIOD. The Corporation shall not
consummate any proposed action of the types described in Section B(2)(a) or (b) hereof before the expiration of twenty (20) days after the mailing of the initial notice or ten (10) days after the mailing of any subsequent written notice, whichever is later; provided that any such 20-day or 10-day period may be shortened upon the written consent of the holders of two-thirds of the outstanding shares of Series B and Series C Preferred Stock, voting together as a class.

                             (e) NON-CASH DISTRIBUTIONS. In the event the
Corporation shall propose to take any action of the types described in Section B(2)(a) or (b) hereof that will involve the distribution of assets other than cash, the Board of Directors of the Corporation shall make a good faith appraisal of the value of the assets to be distributed to the holders of shares of Series B and Series C Preferred Stock. The Corporation shall, upon receipt of such valuation,


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give prompt written notice of such valuation to the holders of the Series B and
Series C Preferred Stock.

               3. VOTING.

                      (a) Except as otherwise required by law or the Certificate of Incorporation, the shares of Series B and Series C Preferred Stock shall be voted together with the Corporation's Common Stock at any annual or special meeting of stockholders of the Corporation, or may act by written consent in the same manner as the Corporation's Common Stock. With respect to all matters upon which the holders of Series B and Series C Preferred Stock are entitled to vote, including without limitation the matters set forth in Section B(6) hereof, each holder of shares of Series B and Series C Preferred Stock shall be entitled to such number of votes for the Series B and Series C Preferred Stock held by him on the record date fixed for such meeting, or, if not record date is established, at the date such vote is taken or on the effective date of any such written consent, as shall be equal to the whole number of shares of the Corporation's Common Stock into which his shares of Series B or Series C Preferred Stock are convertible immediately after the close of business on the record date fixed for such meeting, the date of such vote or the effective date of such written consent.

                      (b) The members of the Company's Board of Directors shall be elected as follows: (i) holders of the Series C Preferred Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board of Directors at or pursuant to each meeting or consent of the Corporation's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; and (ii) all remaining directors authorized for election at such election of directors shall be elected by the holders of the Common Stock and the Series B Preferred Stock voting together in accordance with Section B(3)(a) hereof.

               4. CONVERSION RIGHTS. The holders of Series B and Series C Preferred Stock shall have conversion rights as follows:

                      (a) RIGHT TO CONVERT AND FORMULA FOR CONVERSION. Each share of Series B and Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time at the office of the Corporation or any transfer agent for such shares, into fully paid and nonassessable shares of Common Stock of the Corporation. The number of shares of Common Stock into which each share of Series B Preferred Stock may be converted shall be determined by dividing $5.00 by the Series B Conversion Price, as defined below, in effect at the time of the conversion. The conversion price per share at which shares of Common Stock shall be initially issuable upon conversion of any shares of Series B Preferred Stock (the "Series B Conversion Price") shall be $5.00, subject to adjustment as provided herein. The number of shares of Common Stock into which each share of Series C Preferred Stock may be converted shall be determined by dividing $11.00 by the Series C Conversion Price, as defined below, in effect at the time of the conversion. The conversion price per share at which shares of Common Stock shall be initially issuable upon conversion of any shares of Series C Preferred Stock (the "Series C Conversion Price") shall be $11.00, subject to adjustment as provided herein.

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                      (b) AUTOMATIC CONVERSION OF SERIES B. Each share of Series
B Preferred Stock shall be converted into Common Stock automatically in the manner provided herein upon the earlier of (i) the written election of the holders of eighty percent (80%) of the outstanding shares of Series B Preferred Stock or (ii) upon the closing of the sale of the Corporation's securities pursuant to a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 (or any successor form) under the Securities Act of 1933 from which the Corporation receives gross proceeds (after applicable discounts, commissions and expenses) of not less than $10,000,000 at a purchase price of not less than $22.00 per share, as adjusted for stock splits, stock dividends, reorganizations and the like.

                      (c) AUTOMATIC CONVERSION OF SERIES C. Each share of Series C Preferred Stock shall be converted into Common Stock automatically in the manner provided herein upon the earlier of (i) the written election of the holders of two-thirds of the outstanding shares of Series C Preferred Stock or
(ii) upon the closing of the sale of the Corporation's securities pursuant to a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 (or any successor form) under the Securities Act of 1933 from which the Corporation receives gross proceeds (after applicable discounts, commissions and expenses) of not less than $10,000,000 at a purchase price of not less than $22.00 per share, as adjusted for stock splits, stock dividends, reorganizations and the like.

                      (d) MECHANICS OF CONVERSION. Before any holder of Series B or Series C Preferred Stock shall be entitled to convert the same into Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed in blank or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent for the Series B or Series C Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state in writing therein the name or names in which such holder wishes the certificate or certificates for Common Stock to be issued. The Corporation, as soon as practicable thereafter, shall issue and deliver at such office to such holder's nominee or nominees, certificates for the number of full shares of Common Stock to which such holder shall be entitled. No fractional shares of Common Stock shall be issued by the Corporation and all such fractional shares shall be disregarded. In lieu thereof, the Corporation shall pay in cash the fair market value of such fractional share as determined by the Board of Directors of the Corporation. Except as set forth above, such conversion shall be deemed to have been made as of the date of such surrender of the Series B or Series C Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on said date.

                      (e) ADJUSTMENTS FOR DIVIDENDS, SUBDIVISIONS OR COMBINATIONS. In case the Corporation shall at any time subdivide the outstanding Common Stock, or shall issue a Common Stock dividend on its outstanding Common Stock, the number of shares of Common Stock issuable upon conversion of the Series B or Series C Preferred Stock immediately prior to such subdivision or the issuance of such stock dividend shall be proportionately increased (with appropriate adjustments in the Series B Conversion Price and the Series C Conversion Price), and in case the Corporation shall at any time combine the



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outstanding Common Stock, the number of shares of Common Stock issuable upon conversion of the Series B or Series C Preferred Stock immediately prior to such combination shall be proportionately decreased (with appropriate adjustments in the Series B Conversion Price and the Series C Conversion Price), effective at the close of business on the date of such subdivision, stock dividend or combination, as the case may be.

                      (f) ADJUSTMENTS FOR REORGANIZATIONS AND RECLASSIFICATIONS. In case of any capital reorganization (other than in connection with a merger or other reorganization in which the Corporation is not the continuing or surviving entity) or any reclassification of the Common Stock of the Corporation, the Series B and Series C Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of the shares of Series B or Series C Preferred Stock, as applicable, immediately prior to such reorganization or recapitalization would have been entitled upon such reorganization or reclassification; and, in any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Series B and Series C Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any share of stock or other property thereafter deliverable upon the conversion.

                      (g) NOTICE. In case:

                             (i) the Corporation shall take a record of the
holders of its Common Stock for the purpose of entitling them to receive a dividend, or any other distribution, payable otherwise than in cash; or

                             (ii) the Corporation shall take a record of the
holders of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or to receive any other rights; or

                             (iii) the Corporation shall effect a capital
reorganization of the Corporation, reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding Common Stock), consolidation or merger of the Corporation (other than a merger or other reorganization in which the Corporation is not the continuing or surviving entity);

then, and in any such case, the Corporation shall cause to be mailed to the holders of its outstanding Series B and Series C Preferred Stock, at least twenty (20) days prior to the date hereinafter specified, a notice stating the date on which a record is to be taken for the purpose of such dividend, distribution or rights, or such action is to be taken in connection with such reorganization, reclassification, merger or consolidation. Failure to give such notice shall not in any way affect the validity of any such action.

                      (h) RESERVE. The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of



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effecting the conversion of the Series B and Series C Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series B and Series C Preferred Stock from time to time outstanding. The Corporation shall from time to time (subject to obtaining necessary director and stockholder action), in accordance with the laws of the State of Delaware, increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Series B and Series C Preferred Stock at the time outstanding.

                      (i) ADJUSTMENTS OF SERIES B CONVERSION PRICE FOR DILUTIVE ISSUANCES. Upon the issuance by the Corporation of Common Stock other than shares of Common Stock issued in connection with the Corporation's initial public offering ("IPO Shares"), or any right or option to purchase Common Stock, or any obligation or any shares of stock convertible into or exchangeable for Common Stock for a consideration per share less than the Series B Conversion Price in effect immediately prior to the time of such issue or sale, then forthwith upon such issue or sale, the Series B Conversion Price shall be reduced to a price calculated (to nearest cent) by dividing:

                             (i) an amount equal to the sum of (x) the number of
shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the then existing Series B Conversion Price, (y) the number of shares of Common Stock issuable upon conversion or exchange of any obligations or of any shares of stock of the Corporation outstanding immediately prior to such issue or sale multiplied by the then existing Series B Conversion Price and
(z) an amount equal to the aggregate consideration received by the Corporation upon such issue or sale by,

                             (ii) the sum of the number of shares of Common
Stock outstanding immediately after such issuance or sale and the number of shares of Common Stock (without taking into account any adjustment in such number resulting from such issue or sale) issuable upon conversion or exchange of any obligations or of any shares of stock of the Corporation outstanding immediately after such issue or sale.

                      (j) ADJUSTMENTS OF SERIES C CONVERSION PRICE FOR DILUTIVE ISSUANCES. Upon the issuance by the Corporation of Common Stock other than IPO Shares, or any right or option to purchase Common Stock, or any obligation or any shares of stock convertible into or exchangeable for Common Stock for a consideration per share less than the Series C Conversion Price in effect immediately prior to the time of such issue or sale, then forthwith upon such issue or sale, the Series C Conversion Price shall be reduced to a price calculated (to nearest cent) by dividing:

                             (i) an amount equal to the sum of (x) the number of
shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the then existing Series C Conversion Price, (y) the number of shares of Common Stock issuable upon conversion at exercise or exchange of any obligations or of any shares of stock of the Corporation outstanding immediately prior to such issue or sale multiplied by the then existing

Series C Conversion Price and (z) an amount equal to the aggregate consideration received by the Corporation upon such issue or sale by,

                             (ii) the sum of the number of shares of Common
Stock outstanding immediately after such issuance or sale and the number of shares of Common Stock (without taking into account any adjustment in such number resulting from such issue or sale) issuable upon conversion at exercise or exchange of any obligations or of any shares of stock of the Corporation outstanding immediately after such issue or sale.

                      (k) CALCULATION OF ISSUANCE PRICE. For purposes of Sections B(4)(i) and (j) hereof, the following provisions shall be applicable:

                             (i) In the case of an issue or sale for cash of
shares of Common Stock, the consideration received by the Corporation therefor shall be deemed to be the amount of cash received, before deducting therefrom any commissions or expenses paid or incurred by the Corporation.

                             (ii) In case of the issuance (otherwise than upon
conversion or exchange of obligations or shares of stock of the Corporation) of additional shares of Common Stock for a consideration other than cash or a consideration partly other than cash, the amount of the consideration other than cash received by the Corporation for such shares shall be deemed to be the value of such consideration as reasonably determined by the Board of Directors.

                             (iii) In case of the issuance by the Corporation in
any manner of any rights to subscribe for or to purchase shares of Common Stock, at a consideration per share (as computed below) less than the Series B Conversion Price (as to the Series B Preferred Stock) or less than the Series C Conversion Price (as to the Series C Preferred Stock) in effect immediately prior to the date of the offering of such rights or the granting of such options, as the case may be, the maximum number of shares of Common Stock to which the holders of such rights or options shall be entitled to subscribe for or purchase pursuant to such rights or options shall be deemed to be issued or sold as of the date of the offering of such rights or the granting of such options, as the case may be, and the minimum aggregate consideration named in such rights or options for the shares of Common stock covered thereby, plus the consideration, if any, received by the Corporation for such rights or options, shall be deemed to be the consideration actually received by the Corporation (as of the date of the offering of such rights or the granting of such options, as the case may be) for the issuance of such shares.

                             (iv) In case of the issuance or issuances by the
Corporation in any manner of any obligations or of any shares of stock of the Corporation that shall be convertible into or exchangeable for Common Stock, at a consideration per share (as computed below) less than the applicable Series B Conversion Price (as to the Series B Preferred Stock) or less than the Series C Conversion Price (as to the Series C Preferred Stock) in effect immediately prior to the date such obligation or shares are issued, the maximum number of shares of Common Stock issuable upon the conversion or exchange of such obligations or shares shall be deemed issued as of the date such obligations or shares are issued, and the amount of the consideration received by the Corporation for such additional shares of Common Stock shall be deemed to be the total of (x) the amount of consideration received by the Corporation upon the issuance of such obligations or shares, as the case may be, plus (y) the minimum aggregate consideration, if any, other than such obligations or shares, receivable by the Corporation upon such conversion or exchange, except in adjustment of dividends.

                             (v) The amount of the consideration received by the
Corporation upon the issuance of any rights or options referred to in Section B(4)(k)(iii) hereof or upon the issuance of any obligations or shares which are convertible or exchangeable as described in Section B(4)(k)(iv) hereof, and the amount of the consideration, if any, other than such obligations or shares so convertible or exchangeable, receivable by the Corporation upon the exercise, conversion or exchange thereof shall be determined in the same manner provided in Section B(4)(k)(i) and B(4)(k)(ii) hereof with respect to the consideration received by the Corporation in case of the issuance of additional shares of Common Stock. On the expiration of any rights or options referred to in Section B(4)(k)(iii) hereof, or the termination of any right of conversion or exchange referred to in Section B(4)(k)(iv) hereof, the Series B Conversion Price (as to the Series B Preferred Stock) and the Series C Conversion Price (as to the Series C Preferred Stock) then in effect shall forthwith be readjusted to such Series B Conversion Price or Series C Conversion Price as would have obtained had the adjustments made upon the issuance of such option, right or convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered upon the exercise of such rights or options or upon the conversion or exchange of such securities.

                             (vi) The foregoing notwithstanding, no adjustment
of the Series B Conversion Price or Series C Conversion Price shall be made as a result of the issuance of:

                                     -- any shares of Common Stock (or any
         options, warrants or rights to purchase such shares of Common Stock) issued or issuable to employees, officers, directors or consultants of the Corporation with the approval of the Board of Directors of the Corporation pursuant to any stock option plan, stock incentive or purchase plan or agreement approved by the Board of Directors of the Corporation;

                                     -- any shares of Common Stock issuable
         pursuant to an adjustment h any Conversion Price under subparagraphs
         (e), (f), (i), (j) or (1) of this Section B(4);

                                     -- any shares of Common Stock issued
         pursuant to the exchange, conversion or exercise of any options, warrants or other rights that have previously been incorporated into computations hereunder on the date when such options, warrants or rights were issued;

                                     -- up to 1,000,000 shares of Series B
         Preferred Stock;

                                     -- up to 772,728 shares of Series C
         Preferred Stock;

                                     -- any shares of Common Stock issued upon
         conversion of the Series B or Series C Preferred Stock; or

                                     -- any shares of Common Stock issued in
         connection with a merger, consolidation or other acquisition of another entity by the Corporation.

                      (l) CONVERTED SHARES. Upon any conversion of Series B or Series C Preferred Stock pursuant to this Section B(4) or any acquisition of Series B or Series C Preferred Stock by the Corporation by way of conversion to another class or series or otherwise, the shares of Series B or Series C Preferred Stock which are so converted or acquired shall not be reissued and, upon such conversion or acquisition, the number of authorized shares of the class and series, if any, to which the shares of such Series B or Series C Preferred Stock belonged shall be reduced by the number of shares so converted or acquired.

                      (m) NOTICE OF ADJUSTMENT. Upon the occurrence of each adjustment or readjustment of the conversion rights of the Series B or Series C Preferred Stock pursuant to this Section B(4), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B or Series C Preferred Stock, as applicable, a certificate setting forth such adjustment or readjustment showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the reasonable written request at any time of any holder of Series B or Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth
(i) such adjustments and readjustments and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series B or Series C Preferred Stock.

                      (n) OTHER DISTRIBUTIONS. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities or other property of the Corporation other than Common Stock and other than as otherwise adjusted in this Section B(4), then and in each such event provision shall be made so that the holders of Series B and Series C Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities and other property of the Corporation which they would have received had their shares of Series B or Series C Preferred Stock been converted into share of Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities and other property receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section B(4) with respect to the rights of the holders of Series B and Series C Preferred Stock.

                      (o) NO IMPAIRMENT. Except as provided in Section B(6), the Corporation will not, by amendment of its Certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section B(4) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B and Series C Preferred Stock against impairment.

               5. REDEMPTION OF SERIES C PREFERRED STOCK.

                      (a) The Corporation shall be obligated to redeem the Series C Preferred Stock as follows:

                             (i) At any time after September 30, 2000, the
holders of a majority of the then outstanding shares of Series C Preferred Stock, voting together as a separate class, may require the Corporation to redeem all of the outstanding Series C Preferred Stock for cash at $11.00 per share plus all accrued or declared but unpaid dividends on such shares (the "Redemption Price"), by giving notice (the "Exercise Notice") to the Corporation, payable as provided below. Such Exercise Notice shall specify the redemption date (the "Redemption Date"), which date shall be at least 60 days from the effective date of the Exercise Notice.

                             (ii) The Corporation shall redeem all of the shares
of Series C Preferred Stock to be redeemed hereunder on the Redemption Date specified in the Exercise Notice. Notwithstanding the foregoing, if, as of the end of the quarter immediately preceding the Redemption Date, the Corporation had a Current Ratio (as defined below) of less than one, then it shall redeem such shares in three installments of equal amount, with the first installment on the Redemption Date specified in the Exercise Notice, the second installment on the first anniversary of such date and the third installment on the second anniversary of such date. Each such installment date shall be considered a "Redemption Date" as described herein. For purposes of this Section B(5)(a)(ii), "Current Ratio" shall mean the Corporation's current assets divided by its current liabilities, as determined by reference to the Corporation's financial statements (prepared in accordance with generally accepted accounting principles, to the extent applicable for unaudited interim financial statements, consistent with the Corporation's historical financial statements) for the quarter immediately preceding the Redemption Date.

                             (iii) At least thirty (30) but no more than sixty
(60) days prior to a Redemption Date, the Corporation shall send a notice (a "Redemption Notice") to all holders of Series C Preferred Stock setting forth
(a) the Redemption Price for the shares to be redeemed and (b) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates. If the Corporation does not have sufficient funds legally available to redeem all shares to be redeemed at such Redemption Date, then it shall redeem such shares pro rata (based on the portion of the aggregate Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

                      (b) On or prior to a Redemption Date, the Corporation shall deposit the Redemption Price of all shares to be redeemed with a bank or trust company having aggregate capital and surplus in excess of $10,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates. The balance of any funds deposited by the Corporation pursuant to this Section 5(b) remaining unclaimed at the expiration of one year following such Redemption Date shall be returned to the Corporation promptly upon its written request.

                      (c) On or after a Redemption Date, each holder of shares of Series C Preferred Stock shall surrender such holder's certificates representing such shares to the Corporation and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Corporation is unable to pay the Redemption Price due to not having sufficient legally available funds, all dividends on the shares of Series C Preferred Stock shall cease to accrue and all rights of the holders of such shares as holders of Series C Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares, provided that in the event that shares of Series C Preferred Stock are not redeemed due to a default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of Series C Preferred Stock shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

               6. PROTECTIVE PROVISIONS.

                      (a) SERIES B PREFERRED STOCK. Except as otherwise required by law or the Certificate of Incorporation, so long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not:

                             (i) increase the authorized number of shares of
Series B Preferred Stock or alter or change any of the powers, preferences, privileges or rights of the Series B Preferred Stock; or

                             (ii) create any new class or series of shares
having preferences prior to or being on a parity with the Series B Preferred Stock as to dividends or assets; or

                             (iii) undertake or effect (i) any consolidation or
merger of the Corporation with or into another corporation or corporations unless the stockholders of the Corporation directly or indirectly control the surviving or acquiring corporation or corporations, (ii) any acquisition by or the conveyance of all or substantially all of the assets of the Corporation to another person other than a partnership or corporation controlled by the Corporation or its stockholders or (iii) any transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of; or

                             (iv) make any distributions of stock of the
Corporation (i) payable in stock or in property at the election of the stockholder, (ii) which results in the receipt of property by some stockholders and increases the proportionate interest of other stockholders in the assets or earnings and profits of the Corporation, (iii) which results in the receipt of preferred stock by some common stockholders and Common Stock by other common stockholders, (iv) solely to holders of the Preferred Stock except for distributions to take account of stock dividends or stock splits with respect to the Common Stock or (v) if the distribution is of preferred stock; or

                             (v) amend the provisions of this Section B(6)(a),
without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least two-thirds of the total number of outstanding shares of the Series B Preferred Stock voting separately as a class.

                      (b) SERIES C PREFERRED STOCK. Except as otherwise required by law or the Certificate of incorporation, so long as any shares of Series C Preferred Stock remain outstanding, the Corporation shall not:

                             (i) increase the authorized number of shares of
Series C Preferred Stock or alter or change any of the powers, preferences, privileges or rights of the Series C Preferred Stock; or

                             (ii) create any new class or series of shares
having preferences prior to or being on a parity with the Series C Preferred Stock as to dividends or assets; or

                             (iii) declare or pay a cash dividend on the Common
Stock; or

                             (iv) repurchase any shares of Common Stock, except
for shares subject to repurchase pursuant to employment or consulting arrangements with the Corporation.

                             (v) undertake or effect (i) any consolidation or
merger of the Corporation with or into another corporation or corporations unless the stockholders of the Corporation directly or indirectly control the surviving or acquiring corporation or corporations, (ii) any acquisition by or the conveyance of all or substantially all of the assets of the Corporation to another person other than a partnership or corporation controlled by the Corporation or its stockholders, (iii) any transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, and in which the proceeds paid in cash, securities or other consideration to each holder of Series C Preferred Stock at the closing of any such consolidation, merger, sale or other transaction are less than or equal to the sum of (A) $11.00 per share and (B) interest on the aggregate value of such shares at the prime lending rate at the time of such transaction as reported by Bank of America, N.T.& S.A., compounded for each year or portion of a year that such shares of Series C Preferred Stock were outstanding prior to such consolidation, merger, sale or other transaction; or

                             (vi) make any distributions of stock of the
Corporation (i) payable in stock or in property at the election of the stockholder, (ii) which results in the receipt of property by some stockholders and increases the proportionate interest of other stockholders in the assets or earnings and profits of the Corporation, (iii) which results in the receipt of preferred stock by some common stockholders and Common Stock by other common stockholders, (iv) solely to holders of the Preferred Stock exempt for distributions to take account of stock dividends or stock splits with respect to the Common Stock or (v) if the distribution is of preferred stock; or

                             (vii) amend the provisions of this Section B(6)(b),
without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least two-thirds of the total number of outstanding shares of the Series C Preferred Stock voting separately as a class.

                                   ARTICLE V

               Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

                                   ARTICLE VI

               The number of directors of this corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.


                                  ARTICLE VII

               Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

                                  ARTICLE VIII

               Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

                                   ARTICLE IX

               A director of this corporation shall, to the fullest extent permitted by the General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended, after approval by the stockholders of this Article, to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

               Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article IX, by the stockholders of this corporation shall not apply to or adversely affect any right or protection of a director of this corporation existing at the time of such amendment, repeal, modification or adoption.

                                   ARTICLE X

               This corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE XI

               To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

               Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

                                      * * *

               THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

               FOURTH: That said amendment and restatement was duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law.

               IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by the President and the Secretary of this corporation on this 24th day of June, 1997.




                               -------------------------------------------------
                               Edward M. Miller, Jr., Vice President of Finance





                               -------------------------------------------------
                               Carla S. Newell, Secretary